                                             EXHIBIT (10)(i) 107



THIS EXHIBIT CONTAINS CONFIDENTIAL INFORMATION WHICH HAS BEEN
REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND
EXCHANGE COMMISSION.











           AGREEMENT FOR THE SALE AND PURCHASE OF COAL

                             BETWEEN


            CENTRAL HUDSON GAS & ELECTRIC CORPORATION

                               AND

                    INTER-AMERICAN COAL N.V.

                               AND

                    INTER-AMERICAN COAL, INC.




















                              Central Hudson Contract #__________

                        TABLE OF CONTENTS


Article                                                     Page

    I.    DEFINITIONS                                         1

   II.    TERM OF AGREEMENT                                   3

  III.    DELIVERIES                                          3

   IV.    SPECIFICATIONS & QUALITY & WEIGHT                   7

    V.    PAYMENT                                             8

   VI.    BASE PRICE                                          9

  VII.    ADJUSTMENT IN PRICE FOR QUALITY                    10

 VIII.    SAMPLING AND ANALYSIS                              10

   IX.    GOVERNMENTAL LEGISLATION, REGULATIONS AND ORDERS   12

    X.    FORCE MAJEURE                                      13

   XI.    RESERVES                                           15

  XII.    EMPLOYEE INTEREST                                  16

 XIII.    WAIVER                                             16

  XIV.    NOTICES                                            16

   XV.    GOVERNING LAW                                      17

  XVI.    AMENDMENTS                                         17

 XVII.    FINALITY                                           17

XVIII.    TITLES                                             18

  XIX.    AGREEMENT FOR BENEFIT OF PARTIES ONLY              18

   XX.    ASSIGNMENT - TERMINATION                           18

  XXI.    COUNTERPARTS                                       18

 XXII.    BUYER'S RIGHT TO ADEQUATE ASSURANCE -
           TERMINATION                                       19
XXIII.    FAILURE TO PERFORM                                 19
 XXIV.    REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES     20


                     INTER-AMERICAN CONTRACT



          Attachment I   -    Coal Quality Specifications

          Attachment II  -    Roseton Dock and Hudson River
                              Limitations

           AGREEMENT FOR THE SALE AND PURCHASE OF COAL


          This Agreement, made and entered into as of the 1st day of December 1996 by and between Central Hudson Gas & Electric Corporation (hereinafter referred to as "Buyer"), with its principal office at 284 South Avenue, Poughkeepsie, New York 12601-4879, a New York corporation, and Inter-American Coal N.V., (hereinafter referred to as "Producer"), with an office at L.G. Smith Boulevard No. 90, Oranjestad, Aruba an Aruban corporation, and Inter-American Coal, Inc. (hereinafter referred to as "Sales Agent"), with its principal office at 5016 Dorsey Hall Drive, Suite 202, Ellicott City, Maryland 21042, a Maryland corporation. Producer and Sales Agent are hereinafter collectively referred to as "Seller".

                           WITNESSETH:

          WHEREAS, Producer controls coal reserves and has mining, preparation and loading facilities known as the Mina Norte and Cachiri ("Operations"), located in Zulia State, Venezuela & also in Colombia (Norte de Santander) and which Operations (except as hereinafter provided) are the source of coal to be sold and purchased hereunder; and,
          WHEREAS, Sales Agent is the exclusive sales agent for Producer and is duly authorized to contract to sell said coal and otherwise represent Producer, all as hereinafter set forth; and,
          WHEREAS, Buyer is a consumer of coal and, after investigation and examination of the Operations and such coal reserves, desires to purchase coal from Seller; and,
          WHEREAS, the parties hereto wish to enter into a coal supply agreement based on the terms and conditions hereof.
          NOW THEREFORE, the parties hereto for good and valuable mutual consideration, and intending to be legally bound, hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS

ASTM  -  The American Society for Testing Materials.

Belt Self-Unloading Vessel (BSUV) - Vessel capable of unloading cargo via a belted boom to the designated receiving facility. This will be the only type vessel to deliver coal to the Roseton Dock. See Attachment II for Roseton Dock and vessel limitations.

BL  -  Bill of Lading.

Buyer's Agent - Party retained by Buyer to represent its interests at Load Port and other facilities of Seller and Buyer.

Contract Year - Each January 1 through December 31 of the same year during the Term of the Agreement.

Danskammer Plant - Danskammer Point Generating Station, specifically Units #3 and #4, the coal burning units.

Demurrage - An agreed daily amount of money payable as a penalty if vessel takes more than the allowed laytime for discharging.

DES  -  Delivered ex-ship.

Discharge Port  -  Port where coal will be unloaded -- Roseton
Dock (approximately 65 miles north of New York City on the west side of the Hudson River).

Firm Tons - Must take/must supply annual tonnage under this Agreement -- 240,000 metric tons (+ or - 10%) at the rate of 30,000 metric tons (+ or - 10%) per delivery.

Handysize Vessel - Vessel of about 35,000 DWT (typical size of vessel).

Incoterms  -  International Chamber of Commerce.

Incremental Tons  -  Variable annual tonnage under this Agreement
-- 120,000 metric tons (+ or - 10%) at the rate of 30,000 metric tons (+ or - 10%) per delivery. Cargoes 3, 6, 9 and 12 annually will be provided under Incremental terms.

Independent Laboratory - Laboratory retained to sample and determine the quality of coal as loaded at Load Port.

Laytime - The time available for discharging a vessel's cargo without incurring demurrage.

Load Port - Port(s) at which BSUV will take on coal for delivery to the Roseton Dock.

Marine Surveyor - Independent Party contracted to determine cargo weights at load and/or Discharge Port.

Metric Ton/MT  -  1.1023 Short Ton or = 2,204.6 pounds.

Notice Month - The Month preceding the start of each calendar quarter.

Reserves - Commercially recoverable coal supply controlled by Seller.

Roseton Dock - Dock at the Roseton Generating Station at which coal deliveries for Danskammer will take place.

SHEX  -  Sundays and Holidays excluded.

SHINC  -  Sundays and Holidays included.

Short Ton/NT  -  2,000 pounds (Avoirdupois).

Take-Away Rate (TAR) - Minimum rate at which coal will be accepted by Buyer at the receiving hopper at the Roseton Dock.

Vessel  -  Any watercraft.

WCCON  -  Whether cleared Customs or not.

WIBON  -  Whether in Berth or not.

WIFPON  -  Whether in free pratique or not.

                           ARTICLE II
                        TERM OF AGREEMENT

          The term of this Agreement shall be for the period commencing January 1, 1997 and continuing until midnight December 31, 1999, unless sooner terminated as provided for herein. This Agreement shall terminate automatically, without further obliga-tion or liability to either party, except for payments for coal delivered, at the end of the Term.

                           ARTICLE III
                           DELIVERIES

          Section 1. Quantities/Delivery Schedule: Except as provided for below, the quantity of coal sold and purchased hereunder shall be a Firm Tonnage of 240,000 Metric Tons (+ or - 10%) per year. In addition, there will be up to 120,000 Metric Tons (+ or - 10%) per year called Incremental Tonnage which will be sold and purchased hereunder provided that the delivered cost per million Btu's of oil, natural gas or spot coal usable at Buyer's Danskammer Plant or the equivalent price of replacement electric energy exceeds the applicable delivered Base Price of coal in delivered cost per million Btu's at appropriately-applied heat rates.
          The Sales Agent/Seller will assume that one Vessel per month of a nominal 30,000 Metric Tons (+ or - 10%) will be shipped under this Agreement. Every third Vessel will deliver Incremental Tonnage provided Buyer and Seller have agreed on the price for said tonnage as per the notification procedure described herein.

          On or before the first day of the Notice Month, Buyer will provide to Seller the fifteen (15) day delivery window for each Vessel for the following quarter as well as a notice of the Incremental Price for the third Vessel to be shipped during that quarter. The Seller is obligated to deliver Incremental Tonnage quoted at the Base Price. On the first working day of each month of the quarter or 15 days prior to each Vessel's ETA, whichever is sooner, the lay days will be reduced to a ten (10) day window and 15 days prior to ETA the lay days will be reduced to a seven
(7) day window.  Vessel's ETA will be narrowed by the Vessel owner.
          Seller will provide notice to the Buyer on or before the fifteenth day of the Notice Month as to whether this Incremental Tonnage will be shipped at the quoted price. If the Seller accepts the quoted price, the coal will be shipped as scheduled, with the Incremental Tonnage at the quoted price and the Firm Tonnage at the Base Price. The Seller reserves the right to re-offer any unshipped Incremental Tonnage to the Buyer at another time in the ensuing 12 months (commencing with the quarter during which the unshipped Incremental Tonnage would otherwise have been shipped) at the Base Price. In each such instance, Buyer will then have the option to accept that Incremental Tonnage or permanently cancel that Incremental Tonnage.
          Section 2. Limitations on Quantities: Notwith-standing any of the above, Buyer will not be obligated to purchase Firm Tonnage coal from Seller under this Contract if Buyer is unable to utilize such coal at its Danskammer Plant because of Economic Reasons. For the purposes as used herein, Economic Reasons is defined as times when electrical energy is available to Buyer, either from the Danskammer Plant when burning oil or natural gas or from any other source, at a lower cost than equivalent electrical energy which would otherwise be produced by Buyer's Danskammer Plant when burning coal supplied by Seller at the Base Price. If, because of Economic Reasons, the Danskammer Plant does not at any time require all of the coal contracted for hereunder, Buyer shall so notify the Seller in writing allowing for sufficient lead time for Seller to reconsign scheduled ocean shipments. If Buyer so notifies Seller, Seller shall have the right to reduce the Base Price so that the cost of electrical energy produced by Buyer's Danskammer Plant when burning coal supplied hereunder is equivalent in cost to other lower cost electrical energy then available to the Buyer. If Seller so elects to reduce the Base Price, the Buyer shall be obligated to purchase the Firm Tonnage contracted for herein.
          In the event, upon receipt of such notice, the Seller does not elect to reduce the Base Price, the Buyer shall have the right to reduce the Firm Tonnage to that required by Economic Reasons for the Danskammer Plant. If Buyer so reduces the Firm Tonnage for more than thirty (30) days for Economic Reasons during the term of this Contract, the Seller shall have the right
to:                             4

          1. Upon sixty days' prior written notice terminate this Agreement.
          2. Extend the Term of this Agreement until such deferred Firm Tonnage has been shipped in total quantities provided for in this Agreement. The prices for the tonnage then shipped will be the prices in effect at the time of shipment.

          Section 3. Delivery Schedule Limitations: All Firm Tonnage necessary to meet the average 60,000 Metric Tons per quarter schedule will be delivered before any Incremental Tonnage is delivered. Both Firm Tonnage and Incremental Tonnage can be delivered during the same quarter, but Seller will not be obligated to deliver more than three (3) 30,000 Metric Ton shipments of coal during any one quarter, unless otherwise mutually agreed. There shall be a minimum of fifteen (15) calendar days between shipment releases from the Load Port unless otherwise mutually agreed.
          Section 4. Passage of Title: The coal sold and delivered to Buyer hereunder is DES Roseton Dock (Incoterms 1990) and, risk of loss of the coal supplied hereunder shall pass to Buyer upon discharge at the Roseton Dock.
          Section 5. Initial Quality Notification: The Parties recognize the need to know the quality of the coal as loaded in the Vessel prior to receipt of the shipment at the Danskammer Plant. Prior to loading the vessel, the Seller shall submit in writing a loading plan which lists the source of the coal inventories at the load terminal, the average (or projected) quality of each pile, and the quantity of each pile to be loaded. The loading plan should include a brief description of the method to mix the coals from the piles into the barges and onto the vessel. The Buyer or Buyer's agent shall have access to the Seller's facilities to inspect the coal inventory and loading equipment. The coal shall be sampled in 5,000 MT sublots as it is loaded into the Vessel and analyzed by an independent coal testing laboratory that will within two business days after the coal is loaded notify Seller and Buyer by telephone, telegram, or TWX of the average "as received" analytical results of each shipment. The additional results (AFT, HGI, Ultimate Analysis and Ash Analysis) of the composite sample shall be reported within 72 hours.
          Section 6. Shipping Notice: For each shipment of coal hereunder, Seller shall promptly mail to Buyer's Danskammer Plant and to Financial Records Section, Central Hudson Gas & Electric Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4879, a shipping notice showing B/L date, total B/L weights, name of Vessel and ETA Roseton Dock.
          Section 7. Delivery: Coal delivered under this Agreement by Seller is done so DES the Roseton Dock. Prices quoted in Article VI and Incremental Prices quoted by Buyer and

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS
BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND
EXCHANGE COMMISSION.

accepted by Seller include the shipping component. Coal deliveries to the Roseton Dock can only be made in BSUV that meet the Roseton Dock and Hudson River limitations as described in Attachment II herein. However, Seller and its Agents are responsible for the safe passage of Vessels under their control in all waters and any limitations thereon, whether or not they are included in Attachment II.
          Buyer will provide a safe berth, free of wharfage or dockage charges, to which Vessels may proceed and from which they may depart, and where they may always lie safely afloat. With assistance as necessary from Buyer's dockside personnel (Buyer will provide shoreside labor for line handling during docking/undocking procedures), it shall be the responsibility of Seller to secure the Vessel to Buyer's berth prior to such discharging of coal.
          Section 8. Importer of Record: Seller will act as importer of record on behalf of Buyer. Usual and customary costs incurred in clearing cargo will be reimbursed by Buyer to Seller as per a statement from the Customs broker.
          Section 9. Vessels can be berthed/deberthed any time during the day or night and docking/undocking will only be constrained through directions given by the docking/undocking pilot if such a pilot is required. Buyer will provide shoreside labor for line handling during docking/undocking procedures.
          If upon arrival of the Vessel the discharge berth at Roseton Dock is open and ready to receive the Vessel for immediate docking, Seller's vessel will tender its notice of readiness to start discharging coal only after the vessel has cleared Immigration, U.S. Customs, has been granted free pratique and after the initial draft survey has been completed, provided that the Vessel is in all respects ready to start discharging coal from its conveyor boom into Buyer's dockside hopper. Buyer will receive the coal from the tip of the Vessel's conveyor at an average minimum rate of x,xxx MT/hour and a maximum rate not to exceed x,xxx MT/hour. Any delays in discharge time due to Vessel's inability to discharge at the x,xxx MT/hour average minimum rate will not count as laytime. In addition, Seller will be responsible for demurrage charged by other vessels held out due to Seller's Vessel inability to offload at an average minimum rate of x,xxx MT per hour and/or by Seller's Vessel arrival outside of its seven (7) day delivery window.
          Any delays experienced shoreside preventing the Vessel to achieve its x,xxx MT/hour average minimum rate will count as laytime. Allowed laytime is defined as follows:

               Cargo Size in MT = allowed hours
                x,xxx MT/Hour

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS
BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND
EXCHANGE COMMISSION.

          If upon arrival of the Vessel the discharge berth at Roseton Dock is not available for immediate docking, Seller's Vessel will tender its notice of readiness WIBON, WIFPON, WCCON from the closest practical safe anchorage and laytime will start counting provided the Vessel arrives within Seller's seven (7) day delivery window and the Roseton Dock is occupied. Subsequent shifting time from anchorage to berth will not count as laytime, nor will time for clearing Immigration, U.S. Customs, granting of free practique or for conducting the initial draft survey.

Demurrage at Discharge Berth
          If after completion of discharge Buyer has used more time to receive the entire cargo than allowed, Buyer will reimburse Seller for excess laytime used at the rate of USD
$xx,xxx for each 24 hours, fractions pro rata.

                           ARTICLE IV
                SPECIFICATIONS & QUALITY & WEIGHT

          Section 1. Origin: The coal shipped shall be from the Producer's operations described herein and meet the specifications as per Attachment I.
          Section 2(a).  Buyer's Remedies Related to Quality
Specifications: In lieu of any other remedies related to Seller's failure to meet the quality specifications provided for herein, except for the price adjustments for quality provided for in Article VII herein, Buyer shall have the rights and remedies described in this Section 2 upon Seller's failure to deliver coal in accordance with the specifications set forth in Sections 1 and 2 of this Article IV.
                   (b).  Buyer's Right to Reject Shipments:
Buyer's ability to use the coal being dependent on the coal meeting the specifications set forth in Attachment I, it is agreed that Buyer shall have the unilateral right to reject any and all shipments which fail to meet any of the individual, as received shipment rejection limits shown below:

              INDIVIDUAL SHIPMENT REJECTION LIMITS
     Sulphur (By Weight)                     0.7% Maximum
     Volatiles                                30% Minimum
     Ash Fusion (I.D.)                    2,300 F Minimum
     Gross Calorific Value (BTU/LB)        12,500 Minimum
     SO2/Million BTU                     1.1 LBS. Maximum

          The delivered coal must meet the following weighted average specifications for consecutive shipments:

                  CONSECUTIVE SHIPMENTS LIMITS
             Grind                        48 Minimum
             Ash                          8% Maximum
             Moisture                     8% Maximum

          If the weighted average grind, ash or moisture of coal in consecutive shipments delivered hereunder, as determined by sampling and analysis, does not meet the above Consecutive Shipments Limits, Buyer shall have the unilateral right to reject any of the immediately following shipments in the event that such shipment does not meet said limitation. The basis of any such rejection shall be the averaged results of two different independent laboratories as provided for in Article VIII. In each instance one of the independent laboratories will be the original independent laboratory test result.
                   (c). Seller shall pay all freight, diversion, demurrage, testing and other expenses in connection with any such rejected shipment, or shipments found by Buyer to be nonconform-ing, unless such shipment is accepted by Buyer. Furthermore, Seller certifies that it will not make any shipment shown by sampling and analysis (as provided for in Article VIII) to exceed the individual shipment rejection limits.
          Section 3. Seller's Duty of Care: Seller shall, at all times exercise reasonable care and diligence in its efforts to ship to Buyer coal which conforms to the specifications set forth in Attachment I and above Section 2. Nothing in this
Article IV shall be construed to relieve Seller of its obligation to conduct its mining and coal operations in a competent manner, consistent with good industry practices, so as to produce coal which will meet the specifications set forth above.
          Section 4. Weight Measurement: The weight of coal sold hereunder shall be determined by an Independent Marine Survey(s) of the Vessel averaged between Load and Discharge Port or only the Load Port weight if Discharge Port option is not elected. Buyer's Discharge Port survey will govern if Seller delivers part of the loaded cargo to Buyer and part to another party(s).
(Buyer's Option): If Buyer elects to have a survey performed at the Discharge Port the maximum allowable deviation between the two surveys will be two percent (2%) from the survey reporting the lower short tons. Load Port survey results will be used if no Discharge Port survey is elected. Buyer, Seller or their Agents can witness the survey at Load and Discharge Port.

                            ARTICLE V
                             PAYMENT

          Section 1. Price: For coal delivered and accepted, Buyer shall pay Seller the Price herein provided.

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS
BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND
EXCHANGE COMMISSION.

          Section 2. Invoice: Thereafter, an invoice for any adjustments for quality as hereinafter defined, and all coal shipped from the Operations based on weights determined in accordance with Article IV Section 4 will be submitted by the Seller to the Buyer. The coal shipped will be invoiced at the Price (hereinafter defined).
          Section 3. Taxes: All taxes due on Vessel or cargo in Venezuela are for Seller's account. All taxes due on cargo in U.S.A. upon acceptance of title are for Buyer's account.
          Section 4. Vessel Costs: All usual and customary Vessel costs, including but not limited to docking, are for the account of the Seller (i.e., pilots, tugs).
          Section 5. Payment: Buyer shall make payment to Seller within fifteen (15) calendar days from the Bill of Lading date or completion of discharge date, whichever is later.

          Payment to Seller's Agent shall be made by wire transfer, as follows:
               Citibank - New York, New York
               ABA 021-000-089
               For Credit to the Account of
                 Interbank Aruba N.V.
                 Oranjestad, Aruba
                 Account No. 36057156
               For Further Credit to the Account of
                 Inter-American Coal N.V.
                 Account No. 191000019


The above address may be changed by Seller upon written notice to Buyer.

                           ARTICLE VI
                           BASE PRICE

          Section 1. The Base Price for coal shipped under the terms of this Agreement will be $xx.xx DES per NT for the Contract Year 1997.
          Section 2. On or before July 1, 1997, Buyer and Seller will enter into negotiations to fix the Base Price for coal delivered hereunder for the ensuing year. This Agreement will terminate on December 31, 1997 if negotiations for the following year have not been completed by October 1.

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS
BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND
EXCHANGE COMMISSION.

                           ARTICLE VII
                 ADJUSTMENT IN PRICE FOR QUALITY

          Section 1. BTU Value: The Price to be paid to Seller by Buyer is based upon coal with 13,000 BTU/LB heat content (BTU Value) for each net ton of coal in each shipment. The BTU Value of the coal sold hereunder may vary, and the Price for such coal shall be adjusted to compensate for variations in BTU Value, as described below.
          Section 2. Adjustment for BTU Value: If the BTU Value of the coal shipment is between xx,xxx BTU/LB and xx,xxx BTU/LB there will be no adjustment for BTU Value variation. If the BTU Value is less than xx,xxx BTU/LB or greater than xx,xxx BTU/LB, the Price for a shipment shall be adjusted, based upon variations from the xx,xxx BTU/LB BTU Value, as follows:
          (a) For a coal shipment with a BTU Value greater than xx,xxx BTU/LB, a premium shall be paid by Buyer to Seller at the rate of $x.xx per xxx BTU/LB, fractions pro rata; or
          (b) For a coal shipment with a BTU Value less than xx,xxx BTU/LB, a penalty shall be deducted from the Price at the rate of $x.xx per xxx BTU/LB, fractions pro rata.
          Section 3. Adjustments for Ash Value: The Price to be paid to Seller by Buyer is based upon coal with an ash content (Ash Value) of xxxxx percent (x%) by weight of the "as received" analysis of the coal. If the Ash Value is between x.x% and x.x% there will be no adjustment for Ash Value. If the Ash Value is less than x.x% then a premium of $x.xxx per net ton shall be paid to Seller for each .x% Ash Value variation below x.x%. If the Ash Value is greater than x.x% then a penalty of $x.xxx per net ton shall be deducted from the Price for each .x% Ash Value variation in excess of x.x%.

                          ARTICLE VIII
                      SAMPLING AND ANALYSES

          A recognized Independent Laboratory experienced in the sampling and analyzing of coal, shall be mutually agreed upon by Buyer and Seller, and shall be engaged by each party to perform the sampling and analysis of coal shipped hereunder.
          During the loading of the barges, sample increments shall be collected by the most reliable, practical and mutually agreeable procedures. The frequency and mass of the increments shall be in accordance with ASTM standards. The cargo shall be divided into 5,000 MT sublots. The preparation of each sublot sample shall yield the following four mesh sample splits: a) laboratory analyses, b) referee split, c) Seller's split and d) Buyer's split. The Independent Lab shall provide upon request the splits of the sublot samples to the Buyer and/or Seller as soon as the sample is prepared. The Independent Lab shall properly identify, seal, and retain the referee splits of each sublot sample for a period of 60 days so that the Buyer or Seller may analyze such samples.
          The sublot samples shall be analyzed for total moisture, ash, sulfur, volatile, and gross calorific value (BTU/LB). The initial sublot(s) shall be tested immediately and the results reported to Seller and Buyer/Buyer's Agent upon completion of testing. The Vessel certified analyses shall be the weighted mathematical average of all sublot values for moisture, ash, volatile, sulphur and calorific value.
          A physical composite sample of the sublot samples shall be prepared and analyzed for grindability index (HGI), ash fusion temperature, mineral ash, and ultimate analyses. The cost of the Independent Lab's services for such sampling and analyzing of the coal in each shipment shall be paid for by the Buyer and Seller, equally.
          If the Buyer or Seller should question the correctness of the analyses made by the Independent Lab, they may, within 30 days after the Vessel unloading, notify the other Party in writing to request that the Referee splits be analyzed by a second mutually agreeable Independent Laboratory. This notification should specify which analytical parameter or parameters are in dispute. The Independent Lab shall provide the Referee Lab with the properly identified sealed sublot samples.
          The integrity of the moisture in reserve samples is the most difficult to preserve. Therefore, if the moisture value is in dispute, the governing result will be the higher of the averaged value reported by the Independent and Referee Laboratory. Other analytical parameters shall be determined on a 'dry basis' and corrected to the 'as received' basis using the governing moisture.
          The following are the acceptable tolerance for other test parameters: Ash +/- 0.3%; Sulphur +/- 0.03%; Volatile +/- 0.5%; Calorific Value +/- 100 BTU/LB; Ash Fusion Temperature I.D. +/- 75 Degrees F. and HGI 3. Should the results fall within these tolerances, the results of the Independent Lab will stand. Should the results fall outside the tolerance, the average dry basis analyses of the Independent Laboratory and Referee analyses shall be the governing result.
          Should the grindability (HGI) result be in dispute, the Referee Lab will prepare a physical composite sample from the Referee sublot samples, then distribute a split of the physical composite sample to an additional laboratory. If the HGI test result of the second laboratory is within tolerance, the original laboratory result will stand. If out of tolerance, the average of the two results will be the governing analysis.
          The cost of this Referee analysis will be paid by the Party requesting the check analysis.
          Neither party shall require the other party to use equipment or procedures which exceed the requirements of ASTM.

                           ARTICLE IX
        GOVERNMENTAL LEGISLATION, REGULATIONS AND ORDERS

          Section 1. Compliance with Law: Each party shall use its best efforts to comply with the provisions of all applicable national, federal, state and other governmental laws and any applicable orders and/or regulations, or any amendments or supplements thereto, which have been, or may at any time be, issued by a governmental agency.
          Section 2. Effect Upon Buyer's Obligations: The parties hereto recognize the possibility that, during the continuance of this Agreement, national, federal, state or local legislative or regulatory bodies or the courts may impose or enforce regulations, restrictions or standards, or revise existing regulations, restrictions or standards which in Buyer's sole discretion will make it impossible or impractical for Buyer to utilize the coal hereafter to be delivered hereunder at the Danskammer Plant. Such regulations or restrictions could pertain to, but would not necessarily be limited to coal quality. If any such regulations or restrictions are imposed and if as a result thereof Buyer, in its sole discretion, decides that it will be impossible or impractical for Buyer to utilize the coal, Buyer shall so advise Seller and thereupon Buyer and Seller shall promptly consider what corrective steps they can take in the mining and preparation of the coal and in the handling and combustion of the coal at the Danskammer Plant; and if in Buyer's judgement such steps will not, without unreasonable expense to Buyer, make it possible and practical for Buyer to utilize the coal thereafter to be delivered hereunder without violating such regulations or restrictions, Buyer shall have the unilateral right, upon written notice to Seller, to terminate this Agreement without further obligation to Seller hereunder.
          Section 3. Effect Upon Seller's Obligations: In the event of the enactment of any new national, federal, state or other governmental law, or the promulgation of any regulation or order thereunder which may prohibit (or restrict so as effectively to prohibit) mining, transportation, loading, processing or shipping, as may be applicable, of the coal specified in this Agreement, Seller, in its sole discretion, shall be relieved of its obligation upon the effective date of implementation (compliance date) of such law, regulation or order to deliver the total quantity of coal to be delivered under this

Agreement to the extent of the amount of tonnage represented by the percentage of production of such mining, processed or shipped coal so affected by such law, regulation or order to the total amount of coal produced and processed to meet the quantity requirements of this Agreement.
          Section 4.     Election to Reduce Tonnage or Terminate:
In the event any party elects to invoke Section 2 or 3, above, the party so invoking shall notify the other parties in writing and said notice shall state the notifying party's election to terminate this Agreement or reduce the tonnage to be delivered under this Agreement, effective on a specified date, which said date shall not be earlier than the effective date of the implementation (compliance date) of such law, regulation or order giving rise to the termination; provided, however, that notwithstanding anything to the contrary herein, said specified date shall in no event be earlier than sixty (60) days after the date of delivery of notice.
          Section 5. Effect of Termination: If any party elects to terminate this Agreement under the provisions of
Section 2, 3, and/or 4 of this Article IX, then no party shall have, after the effective date of such termination, any further obligation or liability under this Agreement, provided, however, that such termination shall not affect any rights or obligations of the parties existing under this Agreement for coal shipped or required to be shipped prior to the effective date of said termination.

                            ARTICLE X
                          FORCE MAJEURE

          No party shall be subject to liability to the other party for the failure to perform in conformity with this Agree-ment where such failure results from an event or occurrence beyond the control of the party affected thereby, whether foreseen, foreseeable or unforeseeable, which wholly or partially prevents the mining, preparation, loading or shipping of coal by Seller or the receiving, unloading or utilization of coal by Buyer. Such events shall include, by way of illustration but not by way of limitation, acts of God, war, insurrection, riots, nuclear disaster, strikes, labor disputes, labor and material shortages, fires, explosions, floods, river freezeups, breakdowns or damage to mines, plant equipment or facilities (including emergency outages of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto), interruptions to transportation, railway car shortages, embargoes, orders or acts of civil or military authority, laws, regulations or administra-tive rulings. The provisions of the above sentence shall not excuse a party from performing unless such party shall give reasonable notice to the other party and furnish reasonable

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS
BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND
EXCHANGE COMMISSION.

information as to the cause of inability to perform and probable extent thereof within thirty (30) calendar days after such cause occurs. Failure to give such notice and furnish such information within the time specified shall be deemed a waiver of all rights under this Article for such period of time during which notice was not given. No suspension or reduction by reasons of force majeure shall invalidate the remainder of this Agreement but, on the removal of the cause, shipments shall resume at the specified rate.
          If circumstances arise such that a vessel is prevented from discharging or completing the discharge of its cargo at the discharging port, by reason of breakdown or failure of the shore-side equipment that is necessary to receive and take away the cargo from the vessel, then in order to mitigate economic losses the Buyer shall have the right, by notice in writing to the Seller, to order the vessel to a safe and accessible berth or anchorage (the substitute berth) where she can safely discharge without risk, in which event upon the completion of the unloading of the cargo at such substitute berth or anchorage, all conditions of the applicable bill of lading shall apply.
          If Buyer so declares a substitute berth, then time shall stop counting 12 hours after declaration, or when the vessel sails, whichever is sooner and shall recommence when vessel tenders notice at the substitute berth or anchorage. Time to count at the substitute berth as it would have at the original berth, with exception of turn time. Total time used at the discharging berths to be the sum of time at the original berth (Roseton Dock) and time used at the substitute berth.
          In the event that Buyer declares a substitute berth or anchorage for the vessel to discharge or complete discharge, Buyer to compensate Seller as follows:
          All reasonably incurred Vessel diversion costs including out-of-pocket costs such as pilot dues, tug assistance, port harbor dues, etc., plus the actual cost of vessel used in such diversion at a rate not to exceed USD xx,xxx/day calculated on a pro rata basis. The total of the Vessel diversion costs as identified above plus the actual cost of the Vessel used in such diversion shall not exceed USD xx,xxx per occurrence. All loss of value of coal carried aboard the vessel (calculated using Buyer's DES coal price as the basis).

          If circumstances arise such that Seller's vessel is prevented from discharging or completing the discharge of its cargo at the discharging port, by reason of breakdown or failure of the vessel, then in order to mitigate economic losses, Seller to compensate Buyer for coal not received as follows:

         All freight, diversion, demurrage, testing and other
          expenses.
         The differential between the value of coal carried aboard the vessel (calculated using Buyer's DES coal price as the basis) and the cost of replacement coal or replacement energy as delivered to the Danskammer Plant.

          During such periods when force majeure conditions result in a reduction in deliveries, Seller shall equitably prorate shipments among its customers. Buyer shall equitably prorate acceptance of deliveries of coal it purchases for the Danskammer Plant. Nothing herein contained shall be construed as requiring Seller or Buyer to accede to any demands of labor, or labor unions, or suppliers, or other parties which Seller or Buyer considers unacceptable. Deficiencies in shipments so caused shall not be made up except by mutual consent. Deficiencies in shipments caused by an event or occurrence within the control of either party shall, at the option of the other party, extend the term of this Agreement to the extent necessary to make up such deficiency except as otherwise herein provided.
          Seller shall furnish Buyer a monthly statement by the fifteenth (15th) day of the calendar month setting forth the amount of tonnage not shipped because of force majeure causes asserted during the preceding calendar month.

                           ARTICLE XI
                            RESERVES

          The coal reserves owned by or otherwise available to Seller are located in Zulia, Venezuela and Norte De Santander, Colombia and are accessible for truck transportation to the loading terminal and are part of the mining properties consti-tuting the Producer's mines. The total quantity of suitable and economically recoverable coal of the quality required to meet Seller's maximum obligation to Buyer under this Agreement is 1.2 million Metric Tons. Seller shall not enter into other agree-ments for the production and sale of coal from the above reserves which production and sale would reduce or impair the amount of reserves required to meet its obligations during the term of this Agreement.
          Buyer shall have the right from time to time, whenever deemed desirable by Buyer, to audit at Buyer's expense (1) said reserves owned by or otherwise available to Seller and (2) Seller's commitments for the purpose of determining if Seller has sufficient reserves which are not otherwise committed to comply with the reserve requirements of this Agreement. Buyer may at its discretion have any such audit conducted by an independent firm or firms acceptable to Seller.

                           ARTICLE XII
                        EMPLOYEE INTEREST

          Seller represents to Buyer that Seller has not given and will not give, directly or indirectly, anything of value to any employee or other representative of Central Hudson Gas & Electric Corporation with the view of securing this Agreement or obtaining favorable treatment with respect to the performance of this Agreement. If such representation is untrue, or becomes untrue, Buyer shall have the right to declare this Agreement null and void or to terminate it, to sue for damages and to take such other action as may be provided by law. If Seller obtains knowledge at any time that any such employee has a direct or indirect interest in Seller or its affiliates, (excluding routine purchases in the open market by such employee of securities issued by Seller or its parent corporations) it will immediately inform Buyer of such fact.

                          ARTICLE XIII
                             WAIVER

          The failure of any party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a future waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect for the term of this Agreement.

                           ARTICLE XIV
                             NOTICES

          Notices and other communications provided for or required herein shall be given (effective, if written, when presented for delivery by postal authorities when sent by postage prepaid, certified mail) by facsimile as follows:


          TO BUYER:

          CENTRAL HUDSON GAS & ELECTRIC CORPORATION
          284 SOUTH AVENUE
          POUGHKEEPSIE, NEW YORK  12601-4879

          ATTENTION:  MANAGER OF FUELS RESOURCES

          FAX:      (914) 486-5268
          PHONE:    (914) 486-5754
          PHONE:    (914) 486-5562

          DANSKAMMER GENERATING STATION

          FAX:      (914) 561-4845

          FINANCIAL RECORDS

          FAX:      (914) 486-5335

          TO SALES AGENT:

          INTER-AMERICAN COAL, INC.
          5016 DORSEY HALL DRIVE, SUITE 202
          ELLICOTT CITY, MARYLAND  21042

          ATTENTION:  MARCEL VAN DEN BERG, PRESIDENT

          FAX:      (410) 997-6842
          PHONE:    (410) 730-6800

          TO PRODUCER:

          C/O INTER-AMERICAN COAL N.V.
          L.G. SMITH BOULEVARD NO. 90
          ORANJESTAD, ARUBA


                           ARTICLE XV
                          GOVERNING LAW

          This Agreement shall be construed, enforced and performed in accordance with the laws of the State of New York.

                           ARTICLE XVI
                           AMENDMENTS

          This Agreement may be modified or amended at any time by mutual agreement of the parties, provided that such modification or amendment shall be in writing and executed by the duly authorized representatives of the parties.

                          ARTICLE XVII
                            FINALITY

          This Agreement is intended as the final, complete and exclusive statement of the terms of the Agreement among the parties. The parties agree that parole or extrinsic evidence may not be used to vary or contradict the express terms of this Agreement. No waiver of any provision hereof shall be effective, unless set forth in a written instrument authorized and executed with the same formality as this Agreement.

                          ARTICLE XVIII
                             TITLES

          The titles of the articles and sections of this Agreement have been inserted as a matter of convenience for reference only.

                           ARTICLE XIX
              AGREEMENT FOR BENEFIT OF PARTIES ONLY

          Buyer agrees to indemnify, including reasonable attorneys fees, defend, and hold Seller harmless from any and all claims of any broker, consultant, finder or like agent with whom Buyer has dealt, or is alleged to have dealt, regarding this Agreement. Seller agrees to indemnify, including reasonable attorneys' fees, defend, and hold Buyer harmless against any and all claims of any broker, consultant, finder or like agent with whom Seller has dealt, or is alleged to have dealt regarding this Agreement.

                           ARTICLE XX
                    ASSIGNMENT - TERMINATION

          All of the rights and obligations of this Agreement shall inure to and be binding upon the legal representatives, successors and permitted assigns of the parties hereto. No assignment shall impose upon the non-assigning party any obligation or burden in excess of those obligations or burdens as exist between the original parties to this Agreement. This Agreement or any interest herein shall not be assigned without the prior written consent of the other parties, which consent shall not be unreasonably withheld.
          Subject to the provisions of the Federal Bankruptcy Code, this Contract shall not be deemed an asset of either Seller or Buyer and, upon five (5) days prior written notice, either such Party may terminate this Agreement without penalty at any time in the event the other such Party enters into any voluntary or involuntary receivership, bankruptcy, or insolvency proceedings in any applicable national jurisdiction.

                           ARTICLE XXI
                          COUNTERPARTS

          This Agreement is being executed in several counterparts, each of which is an original and all of which together constitute but one and the same agreement.

                          ARTICLE XXII
        BUYER'S RIGHT TO ADEQUATE ASSURANCE - TERMINATION

          If, during the Term of this Agreement, the Seller's ability to meet its obligations under this Agreement become impaired to the point that Buyer has reasonable grounds for believing that Seller may not be able to meet such obligations, then Buyer, by a written notice to Seller, may require that Seller provide adequate assurance that Seller is able to continue to meet its obligations under this Agreement. If such adequate assurance is not received by Buyer within fifteen (15) days from Seller's receipt of Buyer's request thereof, Buyer shall have the right to immediately reduce, by the amount in question, Buyer's obligation to purchase coal pursuant to this Agreement. Buyer may obtain the amount of said reduction through purchases from third parties; such reduction to be reflected in a notice from Buyer to Seller, which thereupon shall become an amendment to this Agreement. In the event that Seller cannot offer such adequate assurance to Buyer upon Buyer's request or in the event Seller has made a material misrepresentation with respect to its Warranties and Representations in Article XXIV herein, Buyer shall also have the right at its option to immediately terminate this Agreement by written notice to Seller.

                          ARTICLE XXIII
                       FAILURE TO PERFORM

          In the event of failure to perform by either Seller or Buyer, the nondefaulting party shall have available, except as herein otherwise provided, all remedies provided at law or in equity. These remedies shall include, without limitation, the right of Buyer to obtain specific performance and/or injunctive relief where default by Seller would deprive Buyer of a necessary supply of coal and, because of market conditions or otherwise, the collection of damages does not afford Buyer an adequate remedy. In that regard it is expressly recognized and understood between the parties that prompt and full deliveries by the Seller in accordance with this Agreement are essential to Buyer. These remedies also shall include, without limitation, except as herein otherwise provided, the right of Seller to obtain specific performance and/or injunctive relief where default by Buyer would deprive Seller of a necessary market for its coal and, because of market conditions or otherwise, the collection of damages does not afford Seller an adequate remedy. In that regard it is expressly recognized and understood between the parties that prompt and full acceptance of deliveries and scheduling of transportation therefore in accordance with this Agreement are essential to Seller. Notwithstanding any other provision of this Agreement, neither party shall be entitled to recover incidental or consequential damages as a result of the other's failure to perform.

                          ARTICLE XXIV
         REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES

          Each party warrants and represents to the other that:
            (i) it has all requisite power, authority, licenses, permits, permissions, approvals and franchises, corporate or otherwise, to execute and deliver this Agreement and perform its obligations hereunder;
           (ii) its execution, delivery, and performance of this Agreement has been duly authorized by, or is in accordance with, its organic instruments, this Agreement has been duly executed and delivered for it by the signatories so authorized, and this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general and by general principles of equity;
          (iii) its execution, delivery, and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected; and
           (iv) it has not received any notice, nor to the best of its knowledge is there pending or threatened any notice, of any violation of any applicable laws, ordinances, regulations, rules, decrees, awards, permits or orders which would materially adversely affect its ability to perform hereunder.

          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed in its behalf by its proper officer thereunder duly authorized, all as of the day and year first above written.

BUYER:    CENTRAL HUDSON GAS & ELECTRIC CORPORATION

BY ________________________________________________
                 PAUL J. GANCI

ITS  President and Chief Operating Officer


PRODUCER:  INTER-AMERICAN COAL N.V.

BY ________________________________________________
            MARCEL L.J. VAN DEN BERG

ITS  President and Chief Executive Officer


SALES AGENT:   INTER-AMERICAN COAL, INC.

BY ________________________________________________
            MARCEL L.J. VAN DEN BERG

ITS  President

                                                  Attachment I


Quality Specifications:  The quality of coal sold and purchased hereunder shall meet the following specifications:
                         Expected   Minimum  Maximum  ASTM Method
As Received:
  Moisture %                6         4        8        D 3173

  Volatiles %              35        30       38        D 3175

  Fixed Carbon %           51        47       60        D 3172

  Ash %                     7.0       --      10        D 3174

  Gross Calorific
   Value (BTU/LB.)        13,000    12,500    --        D 3286

  Sulphur %                 0.66      0.47     0.70   D 3177/4239

  SO2 (LBS./MMBTU)          1.0       --       1.1    Calculated

  Grind (HGI)              52        48       60       D 409-85

  Ash Fusion (Reducing)
   (I.D., Deg. F)          2,700     2,300              D 1587

  Coal Fines (A)            --        --      45%       D 4749

          THIS COAL SHALL BE FREE OF EXTRANEOUS MATERIAL AND
SHALL HAVE A MAXIMUM TOP SIZE OF THREE INCHES.

(A)  Coal Fines are defined as zero times one quarter inch.

                                                  Attachment II


Roseton Dock and Vessel Limitations:
-    LOA - 890 Feet Maximum
-    Beam - No Restriction
-    Water Depth in Berth - 36+ Feet MLW
     (Operational Draft 31 Feet MLW Channel at Haverstraw is
     Limiting)

                                                  Attachment III

                  Bunker Fuel Price Adjustment

Fuel to escalate as follows (1998 only):

Freight rates are predicated on a delivered fuel price of USD
100.00 per metric ton for IFO 180 CST. If the price of fuel for each voyage as determined by the Platt's Oilgram for the port of New York issued most recently preceding the bill of lading date is greater or less than USD 100.00 pmt, then the freight rate to be increased or decreased by USD 0.01 pmt for each dollar that the fuel price so varies, up to a maximum of USD 0.50 pmt from the base USD 100.00 per metric ton rate. Owners to supply Platt's Oilgram for the relevant date as backup on invoicing.

Example:  Bill of Lading Date:     January 15th

          Platt's Oilgram (issued each Thursday) for Jan. 8th
          Port of New York:        IFO 180 CST - USD 80.00 pmt

          Fuel Adjustment:         USD 100.00 - USD 80.00 = USD
                                   20.00
                                   USD 20.00 x 0.01 - USD 0.20


Therefore, freight rate decreases by USD 0.20 pmt for this voyage.

                                        November 25, 1996



Mr. Marcel Van den Berg
President
Inter-American Coal, Inc.
5016 Dorsey Hall Drive, Suite 202
Ellicott City, MD  21042



          In furtherance of the Agreement for the Sale and Purchase of Coal between Central Hudson Gas & Electric Corporation (Buyer) and Inter-American Coal N.V. and Inter-American Coal, Inc. (collectively referred to as Seller), entered into as of the ___ day of November 1996, Seller recognizes that Buyer will be scheduling and receiving rail deliveries of coal during the Contract Term and that the coal unloading system can not handle both vessel and train unloadings at maximum unloading rates. Therefore, if Seller's vessel arrives outside of its seven (7) day delivery window and within the time frame of a scheduled rail delivery of coal, Buyer will have the option to delay the commencement of discharge up to twelve hours after the Notice of Readiness is tendered.



BUYER:    CENTRAL HUDSON GAS & ELECTRIC CORPORATION

BY ________________________________________________
                PAUL J. GANCI

ITS  President and Chief Operating Officer



PRODUCER:  INTER-AMERICAN COAL N.V.

BY ________________________________________________
            MARCEL L.J. VAN DEN BERG

ITS  President and Chief Executive Officer



SALES AGENT:   INTER-AMERICAN COAL, INC.

BY ________________________________________________
            MARCEL L.J. VAN DEN BERG

ITS  President
